As filed with the Securities and Exchange Commission on April 10, 2025
Registration No. 333-267140

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
on
Form S-8 to Form S-4
Registration Statement
Under
The Securities Act of 1933

Nikola Corporation (Exact name of the registrant as specified in its charter)
Romeo Power, Inc. 2020 Long-Term Incentive Plan Romeo Systems, Inc. 2016 Stock Plan (Full titles of plans)
Delaware (State or other jurisdiction of incorporation or organization)		82-4151153 (I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ	Britton M. Worthen, Esq. Chief Legal Officer Nikola Corporation 4141 E Broadway Road Phoenix, AZ 85040	85040
(Address of principal executive offices)	(Name and address agent for service)	(Zip Code)

(480) 581-8888
(Telephone number, including area code, of agent for service)

Copies to:

Stanley F. Pierson Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Nikola Corporation, a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-4 (File No. 333-267140) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on August 29, 2022, and declared effective on October 14, 2022, and a Post-Effective Amendment No. 1 on Form S-8 to Form S-4 registration statement filed by the Registrant with the SEC on October 18, 2022 (as amended, the “Registration Statement”). The Registration Statement was filed with respect to 4,807,361 restricted stock units and 3,593,073 performance stock units of Romeo Power, Inc. (“Romeo”) that were outstanding pursuant to (1) the Romeo Power, Inc. 2020 Long-Term Incentive Plan, and (2) the Romeo Systems, Inc. 2016 Stock Plan, which were assumed by the Registrant in connection with the Registrant’s merger with Romeo. The number of shares of common stock originally registered referenced above have not been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024.
On April 3, 2025, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist its common stock from The Nasdaq Stock Market LLC and to deregister the common stock under Section 12(b) of the Securities Exchange Act of 1934, in connection with filing for voluntary petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on February 19, 2025. Accordingly, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the Registration Statement.
The Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of common stock registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on April 10, 2025.

NIKOLA CORPORATION

By:	/s/ Stephen J. Girsky
Stephen J. Girsky President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Name/Signature	Title	Date

/s/ Stephen J. Girsky___________ Stephen J. Girsky	President, Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2025

/s/ Thomas B. Okray___________ Thomas B. Okray	Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2025

/s/ Steven M. Shindler__________ Steven M. Shindler	Chairman of the Board	April 10, 2025

/s/ Michael L. Mansuetti________ Michael L. Mansuetti	Director	April 10, 2025

/s/ Jonathan M. Pertchik_________ Jonathan M. Pertchik	Director	April 10, 2025

/s/ Mary L. Petrovich___________ Mary L. Petrovich	Director	April 10, 2025

/s/ Bruce L. Smith_____________ Bruce L. Smith	Director	April 10, 2025

/s/ Carla M. Tully______________ Carla M. Tully	Director	April 10, 2025

/s/ John C. Vesco______________ John C. Vesco	Director	April 10, 2025

/s/ Andrew M. Vesey___________ Andrew M. Vesey	Director	April 10, 2025